July 9, 2007

Re: Amendment to Wells REIT Bylaws and Dividend Reinvestment Plan

Dear Wells REIT Investor:

We would like to inform you of recent updates made regarding your Wells REIT investment. Our management team and our Board of Directors have been busy working on our business plan for the future of Wells REIT. In connection with these efforts, we have made the following amendments to our bylaws and Dividend Reinvestment Plan (DRP).

Annual Meeting: On July 2, 2007, our Board amended our bylaws to move our annual meeting of stockholders from a date in the month of July each year until some time between the dates of October 15 and November 14, as our Board may determine.

Amendment or Termination of DRP by Wells REIT: On July 2, 2007, our Board also amended the Dividend Reinvestment Plan so that our Board may by majority vote (including a majority of the independent directors) (a) amend or modify the DRP for any reason upon 10 days' written notice to DRP participants, or (b) suspend or terminate the DRP for any reason without being required to provide prior written notice to DRP participants. This letter is a supplement to the prospectus of the DRP and will constitute notice to all participants of the amendment to the DRP. All other terms and conditions of the Wells REIT Dividend Reinvestment Plan remain in effect.

We recommend you visit www.wellsreit.com for more information or to read the Form 8-K filed with the SEC on July 9, 2007 regarding these matters.

If you have any further questions, please call your financial representative or feel free to contact us at 800-557-4830. Our Investor Services Specialists are available Monday through Thursday, 8:15 a.m. to 6:30 p.m., or Friday, 8:15 a.m. to 5:30 p.m. (ET). You also may send an e-mail to investor.services@wellsreit.com.

Sincerely,

Donald A. Miller, CFA

President and Chief Executive Officer

Wells Real Estate Investment Trust, Inc.

Cc: Financial Representative

This correspondence may contain forward-looking statements about Wells REIT. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "estimate," "believe," or other similar words. Readers of this correspondence should be aware that there are various factors that could cause actual results to differ materially from any forward-looking statements made in this correspondence, which include changes in general economic conditions, changes in real estate conditions, increases in interest rates, the potential need to fund capital expenditures out of operating cash flow, and lack of availability of financing or capital proceeds. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this correspondence. We do not make any representations or warranties (expressed or implied) about the accuracy of any such forward-looking statements. This is neither an offer nor a solicitation to purchase securities.